News Release For Immediate Release Company Contact: Jack Collins, Interim CFO Phone: (405) 702-7460 Website: www.qelp.net

Quest Energy Partners Declares Distribution for the Third Quarter of 2008

OKLAHOMA CITY – October 28, 2008 – Quest Energy Partners, L.P. (NASDAQ: QELP) today announced a quarterly cash distribution for the third quarter of 2008 of $0.40 per unit for all of its common units outstanding. The distribution represents a $0.03 per unit, or approximately 7%, decrease over the distribution paid for the second quarter of 2008. The distribution will be payable on November 14, 2008 to common unitholders of record at the close of business on November 6, 2008. The partnership does not plan to pay a third quarter distribution on the subordinated units owned by Quest Resource Corporation (NASDAQ: QRCP).

About Quest Energy Partners L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including 122,600 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.